Contacts:
Anthony N. Leo	Robin L. Oliver
Chief Executive Officer	Chief Operating Officer
727.399.5678	727.685.2082

BayFirst Financial Corp. Reports Second Quarter 2023 Results;
Highlighted by Continued Core Bank Growth and a Stable Net Interest Margin
ST. PETERSBURG, FL. — July 27, 2023 — BayFirst Financial Corp. (NASDAQ: BAFN) (“BayFirst” or the “Company”), parent company of BayFirst National Bank (the “Bank”) today reported net income of $1.4 million, or $0.29 per diluted common share, for the second quarter of 2023 compared to $0.7 million, or $0.13 per diluted common share, in the first quarter of 2023. Net income from continuing operations was $1.4 million for the second quarter of 2023, compared to net income from continuing operations of $0.9 million in the first quarter of 2023 and $0.4 million in the second quarter of 2022.
The increase in earnings from continuing operations during the second quarter of 2023, as compared to the first quarter of 2023, was primarily the result of higher net interest income of $1.1 million, an 11.7% increase, as the Company continues to see a strong net interest margin and increases in net interest income in a rising rate environment. Additionally, noninterest income from continuing operations improved by $1.5 million, or 15.8%, primarily due to an increase in gain on sale of government guaranteed loans. These increases were partially offset by increases in provision for credit losses of $0.8 million, or 42.4%, and noninterest expense of $1.0 million, or 6.4%.
“BayFirst reported solid second quarter results, highlighted by strong revenue generation and net interest margin expansion,” stated Anthony N. Leo, Chief Executive Officer. “At a time of margin compression across the banking industry, we have been effective at expanding our net interest margin, while at the same time growing our community bank. Since the Federal Reserve began increasing interest rates in the first quarter of 2022, our net interest margin has grown from 3.13% to 4.18% in the second quarter of 2023. This distinctive margin expansion is the result of our asset sensitive position of our balance sheet combined with our ability to grow loans and deposits in the current environment. Our focus remains on expanding the footprint of our core community bank. Year to date in 2023, the number of checking accounts in our bank has expanded by 12%, while transaction account balances have grown by 20%. Strong loan demand and our expertise in SBA lending also allows us to offer promotional rates while maintaining a strong margin. Most importantly, we've benefited from approximately 82% of our deposits being fully FDIC insured. This impressive ratio of insured deposits is the direct product of our community focused business model. We serve individuals, families, and small businesses, with a focus on checking and savings accounts which are not only less rate sensitive, but also far less volatile in times of economic disruptions.”
“Loan production during the quarter was substantial, supported by our SBA lending division CreditBench and the strength of our community banking division,” said Thomas G. Zernick, President. “We are growing SBA small loans within our CreditBench division, particularly loans of $150 thousand or less, which is resulting in both a higher guaranteed portion as well as a higher yield, and CreditBench produced $124.5 million in new loans during the second quarter. Near the end of 2022, we initiated a USDA lending program and have been successful in its expansion year-to-date, with USDA loans carrying an 80% guaranteed portion. In addition, conventional community bank loans also had good growth during the quarter, increasing $55.8 million compared to the prior quarter end. We continue to benefit from an asset sensitive balance sheet, as a majority of our loans reprice quarterly. While net charge-offs increased modestly during the second quarter, we are monitoring asset quality very closely, and the increase in nonperforming loan balances during the quarter were primarily from one large single family residential loan. The increase in net charge-offs was mostly from small SBA loan charge offs returning to more historic pre-pandemic levels.”

BayFirst Financial Corp. Reports Second Quarter 2023 Results
July 27, 2023

“We continue to focus on making an impact on our Tampa Bay markets by expanding our deposit account and lending services and taking advantage of opportunities that arise as our competitors pull back in the current economic environment,” continued Zernick.“In July, we opened our tenth banking center on Bee Ridge Road in Sarasota, representing our third banking center in the Sarasota Bradenton portion of the Tampa Bay region. In addition, construction is progressing on our Sarasota South Tamiami Trail Banking Center, which will be our marquee office in the Sarasota area and is expected to open later this year.”
Second Quarter 2023 Performance Review
•Deposits increased $11.9 million, or 1.3%, during the second quarter of 2023 and increased $179.4 million, or 23.4%, over the past year to $944.8 million. During the second quarter of 2023, savings and money market deposit account balances increased $37.7 million which was partially offset by decreases in interest-bearing transaction account balances of $13.3 million, time deposit balances of $6.9 million, and noninterest-bearing deposit account balances of $5.5 million. The time deposit balance decrease included a $22.2 million decrease in short-term Certificate of Deposit Account Registry Service ("CDARS") and listing service balances. As of June 30, 2023, approximately 82% of our deposits are insured.
•Balance sheet liquidity remains strong, with $108.6 million in cash balances and time deposits with other banks as of June 30, 2023. Additionally, the Company maintains significant borrowing capacity through the FHLB and Federal Reserve discount window.
•The Company’s government guaranteed loan origination platform, CreditBench, originated $124.5 million in new government guaranteed loans during the second quarter of 2023, relatively unchanged from the previous quarter, and a 38.3% increase over $90.0 million of loans produced during the second quarter of 2022. Demand remains strong for the Company's BOLT loan program, an SBA 7(a) loan product designed to expeditiously provide working capital loans of $150 thousand or less to businesses throughout the country. Since the launch in late second quarter of 2022, the Company originated 1,977 BOLT loans totaling $254.6 million of which 590 BOLT loans totaling $74.8 million were originated during the quarter.
•Loans held for investment, excluding PPP loans of $15.7 million, increased by $46.5 million or 6.0% to $821.0 million during the second quarter of 2023 and $210.5 million, or 34.5% over the past year. During the quarter the Bank originated $195.6 million of loans, purchased $63.9 million of government guaranteed loans, and sold $123.7 million of government guaranteed loans. Of the loans purchased during the quarter, $31.6 million have already sold or paid off during the quarter.
•Tangible book value at June 30, 2023 was $19.85 per common share, up from $19.70 at March 31, 2023.
•Net interest margin including discontinued operations increased slightly by 1 bps to 4.18% in the second quarter of 2023, from 4.17% in the first quarter of 2023 primarily due to an increase in loan yields, partially offset by an increase in deposit costs.
Results of Operations
Net Income (Loss)
Net income was $1.4 million for the second quarter of 2023, compared to $0.7 million in the first quarter of 2023, and a net loss of $0.3 million in the second quarter of 2022. The increase in net income for the second quarter of 2023 from the preceding quarter was primarily due to higher loan interest income, including fees, of $3.3 million and an increase of $1.6 million in gain on sale of government guaranteed loans, partially offset by higher interest expense on deposits of $2.2 million, higher provision for credit losses of $0.8 million, and higher noninterest expense of $1.0 million. The increase in net income from the second quarter of 2022 was due to an increase of $3.5 million in net interest income, an increase of $2.2 million in gain on sale of government guaranteed loans, and a decrease of $0.6 million in the loss on discontinued operations. This was partially offset by an increase of $2.5 million in provision for credit losses and an increase in noninterest expense of $2.7 million.
In the first six months of 2023, net income was $2.1 million, an increase of $2.4 million from the net loss of $0.3 million for the first six months of 2022. The increase was primarily the result of higher interest income from continuing operations of $17.3 million, an increase of $2.0 million in gain on sale of government guaranteed loans,

BayFirst Financial Corp. Reports Second Quarter 2023 Results
July 27, 2023

and an increase of $4.0 million in government guaranteed loan fair value gains. This was partially offset by an increase of $9.7 million in interest expense on deposits, an increase of $6.9 million in provision for credit losses, and an increase of $4.3 million in noninterest expense.
Net Interest Income and Net Interest Margin
Net interest income from continuing operations was $10.1 million in the second quarter of 2023, an increase of $1.1 million or 11.7% from the first quarter of 2023, and an increase of $3.5 million or 53.5% from the second quarter of 2022. The increase during the second quarter of 2023 as compared to the prior quarter was mainly due to an increase in loan interest income, including fees, of $3.3 million, partially offset by an increase in deposit interest expense of $2.2 million. The increase during the second quarter of 2023 as compared to the year ago quarter was mainly due to the increase in loan interest income, including fees, of $9.0 million, partially offset by higher interest expense on deposits of $6.0 million.
Net interest income from continuing operations was $19.2 million in the first six months of 2023, an increase of $6.9 million or 56.3% from $12.3 million in the first six months of 2022. The increase was mainly due to an increase in loan interest income, including fees, of $15.3 million, partially offset by an increase in deposit interest expense of $9.7 million.
Net interest margin including discontinued operations increased to 4.18% for the second quarter of 2023, which represented a slight increase of 1 basis point, compared to 4.17% from the preceding quarter and an expansion of 45 basis points compared to 3.73% from the same quarter last year. Net interest margin including discontinued operations improved to 4.18% for the six months of 2023, compared to 3.49% for the six months of 2022.
Noninterest Income
Noninterest income from continuing operations was $10.9 million for the second quarter of 2023, an increase of $1.5 million or 15.8% from $9.4 million in the first quarter of 2023, and an increase of $3.2 million or 42.5% from $7.7 million in the second quarter of 2022. The increase in the second quarter of 2023, as compared to the prior quarter, was primarily due to an increase of $1.6 million in gain on sale of government guaranteed loans, net, partially offset by a reduction of $0.7 million in fair value gains related to held for investment government guaranteed loans. The increase in the second quarter of 2023, as compared to the second quarter of 2022 was the result of a $2.2 million increase in gain on sale of government guaranteed loans, net.
Noninterest income from continuing operations was $20.4 million for the first six months of 2023, an increase of $7.1 million or 52.8% from $13.3 million in the first six months of 2022. The increase was primarily due to higher gains on the sale of government guaranteed loans of $2.0 million and a $4.0 million increase in fair value gains related to held for investment government guaranteed loans.
Noninterest Expense
Noninterest expense from continuing operations was $16.4 million in the second quarter of 2023, which was a $1.0 million or 6.4% increase from $15.4 million in the first quarter of 2023 and a $2.7 million or 19.8% increase compared to $13.7 million in the second quarter of 2022. The increase in the second quarter of 2023, as compared to the prior quarter, was primarily due to increases of $0.4 million in compensation costs and marketing and business development expense. The increase in the second quarter of 2023, as compared to the second quarter of 2022 was primarily due to higher compensation costs of $1.6 million and higher loan origination expense of $0.5 million.
Noninterest expense from continuing operations was $31.8 million in the first six months of 2023, which was a $4.3 million or 15.4% increase from $27.6 million in the first six months of 2022. The increase was primarily the result of higher compensation costs and loan origination and collection expense.
Discontinued Operations
Net loss on discontinued operations was $32 thousand in the second quarter of 2023, which was a $96 thousand improvement from a net loss of $128 thousand in the first quarter of 2023. The company recorded net loss on discontinued operations of $674 thousand in the second quarter of 2022. The loss in the second quarter of 2023 was partially due to lagging facilities costs as we seek to sublease vacant space. The decrease in the net loss from the

BayFirst Financial Corp. Reports Second Quarter 2023 Results
July 27, 2023

previous quarter was the result of a decrease of $130 thousand in noninterest expense, partially offset by a decrease in income tax benefit of $31 thousand. The $642 thousand decrease in the net loss from the year-ago quarter was primarily due to a decrease in noninterest expense of $11.9 million, partially offset by decreases in residential loan fee income of $10.2 million and interest income of $0.9 million.
Net loss from discontinued operations was $0.2 million in the first six months of 2023, which was a $0.4 million reduction from a net loss of $0.6 million in the first six months of 2022. The majority of the discontinued loss in 2022 was recorded in the third quarter of 2022. As such, the discontinued loss for the first six months of 2022 represented more modest restructuring charges and the discontinued loss in the first six months of 2023 represents a modest amount of trailing expenses from the discontinuation.
Balance Sheet
Assets
Total assets increased $17.6 million or 1.6% during the second quarter of 2023 to $1.09 billion, mainly due to new loan production, partially offset by the sale of $123.7 million in government guaranteed loans and a decrease of $28.0 million in cash and cash equivalents.
Loans
Loans held for investment, excluding PPP loans, increased $46.5 million or 6.0% during the second quarter of 2023 and $210.5 million or 34.5%, over the past year to $821.0 million, due to increases in both conventional community bank loans and government guaranteed loans, partially offset by government guaranteed loan sales. PPP loans, net of deferred origination fees, decreased $2.6 million in the second quarter of 2023 to $15.7 million.
Deposits
Deposits increased $11.9 million or 1.3% during the second quarter of 2023 and $179.4 million or 23.4% from June 30, 2022, ending the second quarter of 2023 at $944.8 million. During the second quarter, there was growth in savings and money market deposit account balances of $37.7 million, partially offset by decreases in interest-bearing transaction account balances of $13.3 million, time deposit balances of $6.9 million, and noninterest-bearing deposit account balances of $5.5 million. The time deposit balance decrease was partially due to a $12.8 million decrease in short-term CDARS and listing service balances.
Asset Quality
In accordance with changes in generally accepted accounting principles, the Company adopted the new credit loss accounting standard known as CECL on January 1, 2023. At the time of adoption, the allowance for credit losses ("ACL") for loans increased by $3.1 million to 1.73% of loans, the reserve on unfunded commitments $213 thousand, and an $18 thousand reserve was established for held to maturity investment securities. These one-time increases resulted in an after tax decrease to capital of $2.5 million, with no impact to earnings. Under CECL, the ACL is based on projected credit losses rather than on incurred losses.
The Company recorded a provision for credit losses in the second quarter of $2.8 million, which compared to a $1.9 million provision for the first quarter of 2023. The Company recorded a $0.3 million provision for loan losses under the incurred loss methodology during the second quarter of 2022. The Company recorded a provision for credit losses in the first six months of 2023 of $4.7 million, which compared to a $2.2 million negative provision under the incurred loss methodology for the first six months of 2022.
The ratio of ACL to total loans held for investment at amortized cost, excluding government guaranteed loans, was 2.04% at June 30, 2023, 2.11% as of March 31, 2023, and 2.14% as of June 30, 2022.
Net charge-offs for the second quarter of 2023 were $2.3 million, a $0.4 million increase from $1.9 million for the first quarter of 2023 and a $1.4 million increase compared to $0.9 million in the second quarter of 2022. Annualized net charge-offs as a percentage of average loans, excluding PPP loans, were 1.09% for the second quarter of 2023, up from 1.01% in the first quarter of 2023 and 0.61% in the second quarter of 2022. Nonperforming assets, excluding government guaranteed loans, to total assets was 0.61% as of June 30, 2023, compared to 0.20% as of March 31, 2023, and 0.46% as of June 30, 2022.

BayFirst Financial Corp. Reports Second Quarter 2023 Results
July 27, 2023

Capital
The Bank’s Tier 1 leverage ratio was 9.36% as of June 30, 2023, compared to 10.18% as of March 31, 2023, and 11.37% at June 30, 2022. The CET 1 and Tier 1 capital ratio to risk-weighted assets were 12.34% as of June 30, 2023, compared to 12.87% as of March 31, 2023, and 15.12% as of June 30, 2022. The total capital to risk-weighted assets ratio was 13.60% as of June 30, 2023, compared to 14.12% as of March 31, 2023, and 16.37% as of June 30, 2022.
Recent Events
Appointment of Chief Financial Officer and Chief Accounting Officer. On July 24, 2023, Scott J. McKim was appointed to the position of Executive Vice President and Chief Financial Officer of the Company and the Bank. In that capacity, Mr. McKim will serve as the Company’s Principal Financial Officer. Also effective on July 24, 2023, Rhonda S. Tudor will become the Principal Accounting Officer. Robin L. Oliver will continue to serve as Chief Operating Officer of the Company and the Bank.
Third Quarter Common Stock Dividend. On July 25, 2023, BayFirst’s Board of Directors declared a third quarter 2023 cash dividend of $0.08 per common share. The dividend will be payable September 15, 2023 to common shareholders of record as of September 1, 2023. This dividend marks the 29th consecutive quarterly cash dividend paid since BayFirst initiated cash dividends in 2016.
New Banking Center. On July 3, 2023, BayFirst opened a 10th banking center in a prime location on Bee Ridge Road in Sarasota. This is the third banking center location serving the Sarasota-Bradenton market.
Conference Call
BayFirst’s management team will host a conference call on Friday, July 28, 2023 at 9:00 a.m. ET to discuss its second quarter results. Interested investors may listen to the call live under the Investor Relations tab at www.bayfirstfinancial.com. Investment professionals are invited to dial (888) 396-8049 to participate in the call. A replay will be available for one week at (877) 674-7070 using access code 691083# or at www.bayfirstfinancial.com.
About BayFirst Financial Corp.
BayFirst Financial Corp. is a registered bank holding company based in St. Petersburg, Florida which commenced operations on September 1, 2000. Its primary source of income is derived from its wholly owned subsidiary, BayFirst National Bank, a national banking association which commenced business operations on February 12, 1999. The Bank currently operates ten full-service banking offices throughout the Tampa Bay region and offers a broad range of commercial and consumer banking services to businesses and individuals. The Bank was the 6th largest SBA 7(a) lender by dollar volume and 3rd by number of units originated nationwide through the third quarter ended June 30, 2023, of SBA's 2023 fiscal year. Additionally, it was the number one SBA 7(a) lender in the 5 county Tampa Bay market for the SBA's 2022 fiscal year. As of June 30, 2023, BayFirst Financial Corp. had $1.09 billion in total assets.
Forward-Looking Statements
In addition to the historical information contained herein, this presentation includes "forward-looking statements" within the meaning of such term in the Private Securities Litigation Reform Act of 1995. These statements are subject to many risks and uncertainties, including, but not limited to, the effects of health crises, global military hostilities, or climate change, including their effects on the economic environment, our customers and our operations, as well as any changes to federal, state or local government laws, regulations or orders in connection with them; the ability of the Company to implement its strategy and expand its banking operations; changes in interest rates and other general economic, business and political conditions, including changes in the financial markets; changes in business plans as circumstances warrant; risks related to mergers and acquisitions; changes in benchmark interest rates used to price loans and deposits, changes in tax laws, regulations and guidance; and other risks detailed from time to time in filings made by the Company with the SEC, including, but not limited to those “Risk Factors” described in our most recent Form 10-K and Form 10-Q. Readers should note that the forward-looking statements included herein are not a guarantee of future events, and that actual events may differ materially from those made in or suggested by the forward-looking statements.

BayFirst Financial Corp. Reports Second Quarter 2023 Results
July 27, 2023

BAYFIRST FINANCIAL CORP.
SELECTED FINANCIAL DATA (Unaudited)

	At or for the three months ended
(Dollars in thousands, except for share data)	6/30/2023	3/31/2023	12/31/2022	9/30/2022	6/30/2022
Balance sheet data:
Average loans held for investment, excluding PPP loans	$824,460	$747,417	$703,193	$663,716	$561,455
Average total assets	1,064,068	969,489	925,194	939,847	879,868
Average common shareholders’ equity	80,310	78,835	80,158	83,014	83,235
Total loans held for investment	836,704	792,777	728,652	680,805	641,737
Total loans held for investment, excluding PPP loans	821,016	774,467	709,479	658,669	610,527
Total loans held for investment, excl gov’t gtd loan balances	638,148	596,505	569,892	520,408	458,624
Allowance for credit losses (1)	12,598	12,208	9,046	9,739	9,564
Total assets	1,087,399	1,069,839	938,895	930,275	921,377
Common shareholders’ equity	81,460	80,734	82,279	81,032	83,690
Share data:
Basic earnings (loss) per common share	$0.29	$0.13	$0.28	$(0.40)	$(0.12)
Diluted earnings (loss) per common share	0.29	0.13	0.28	(0.35)	(0.10)
Dividends per common share	0.08	0.08	0.08	0.08	0.08
Book value per common share	19.85	19.70	20.35	20.10	20.82
Tangible book value per common share (2)	19.85	19.70	20.35	20.10	20.80
Performance and capital ratios:
Return on average assets	0.52%	0.30%	0.57%	(0.60)%	(0.13)%
Return on average common equity	5.86%	2.69%	5.56%	(7.76)%	(2.35)%
Net interest margin	4.18%	4.17%	4.19%	4.63%	3.73%
Dividend payout ratio	27.89%	61.48%	28.99%	(20.02)%	(65.54)%
Asset quality ratios:
Net charge-offs	$2,253	$1,887	$1,393	$575	$856
Net charge-offs/avg loans held for investment excl PPP	1.09%	1.01%	0.79%	0.35%	0.61%
Nonperforming loans	$8,606	$5,890	$10,468	$10,267	$10,437
Nonperforming loans (excluding gov't gtd balance)	$6,590	$2,095	$3,671	$4,015	$4,245
Nonperforming loans/total loans held for investment	1.03%	0.74%	1.44%	1.51%	1.63%
Nonperforming loans (excl gov’t gtd balance)/total loans held for investment	0.79%	0.26%	0.50%	0.59%	0.66%
ACL/Total loans held for investment at amortized cost (1)	1.61%	1.69%	1.29%	1.48%	1.62%
ACL/Total loans held for investment at amortized cost, excl PPP loans (1)	1.64%	1.73%	1.33%	1.54%	1.71%
ACL/Total loans held for investment at amortized cost, excl government guaranteed loans (1)	2.04%	2.11%	1.62%	1.90%	2.14%
Other Data:
Full-time equivalent employees	302	300	291	524	485
Banking center offices	9	9	8	8	7
Loan production offices(3)	1	1	1	20	19
(1) Prior to January 1, 2023, the incurred loss methodology was used to estimate credit losses. Beginning with that date, credit losses are estimated using the CECL methodology.
(2) See section entitled "GAAP Reconciliation and Management Explanation of Non-GAAP Financial Measures" below for a reconciliation to most comparable GAAP equivalent.
(3) All out of market nationwide residential loan production offices have been closed.

BayFirst Financial Corp. Reports Second Quarter 2023 Results
July 27, 2023

GAAP Reconciliation and Management Explanation of Non-GAAP Financial Measures
Some of the financial measures included in this report are not measures of financial condition or performance recognized by GAAP. These non-GAAP financial measures include tangible common shareholders' equity and tangible book value per common share. Our management uses these non-GAAP financial measures in its analysis of our performance, and we believe that providing this information to financial analysts and investors allows them to evaluate capital adequacy.
The following presents these non-GAAP financial measures along with their most directly comparable financial measures calculated in accordance with GAAP:

Tangible Common Shareholders' Equity and Tangible Book Value Per Common Share (Unaudited)
	As of
(Dollars in thousands, except for share data)	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022
Total shareholders’ equity	$91,065	$90,339	$91,884	$90,637	$93,295
Less: Preferred stock liquidation preference	(9,605)	(9,605)	(9,605)	(9,605)	(9,605)
Total equity available to common shareholders	81,460	80,734	82,279	81,032	83,690
Less: Goodwill	—	—	—	—	(100)
Tangible common shareholders' equity	$81,460	$80,734	$82,279	$81,032	$83,590

Common shares outstanding	4,103,834	4,098,805	4,042,474	4,031,937	4,019,023
Tangible book value per common share	$19.85	$19.70	$20.35	$20.10	$20.80

BayFirst Financial Corp. Reports Second Quarter 2023 Results
July 27, 2023

BAYFIRST FINANCIAL CORP.
CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)	6/30/2023	3/31/2023	6/30/2022
Assets	Unaudited	Unaudited	Unaudited
Cash and due from banks	$4,593	$3,766	$2,944
Interest-bearing deposits in banks	99,114	127,901	64,992
Cash and cash equivalents	103,707	131,667	67,936
Time deposits in banks	4,881	4,881	4,881
Investment securities available for sale, at fair value (amortized cost $45,713, $46,728, and $48,756 at June 30, 2023, March 31, 2023, and June 30, 2022, respectively)	41,343	42,435	45,283
Investment securities held to maturity, at amortized cost, net of allowance for credit losses of $19, $18, and $0 (fair value: 2,222, 2,242, and 4,999 at June 30, 2023, March 31, 2023, and June 30, 2022, respectively)	2,483	2,484	5,016
Nonmarketable equity securities	5,332	5,115	3,274
Government guaranteed loans held for sale	1,247	1,174	—
Government guaranteed loans held for investment, at fair value	52,165	69,047	52,209
Loans held for investment, at amortized cost net of allowance for credit losses of $12,598, $12,208, and $9,564 at June 30, 2023, March 31, 2023, and June 30, 2022, respectively)	771,941	711,522	579,964
Accrued interest receivable	5,929	5,547	3,172
Premises and equipment, net	40,052	37,780	31,058
Loan servicing rights	12,820	11,625	7,760
Deferred income tax assets	925	1,338	1,345
Right-of-use operating lease assets	2,804	2,985	2,975
Bank owned life insurance	25,469	25,313	24,850
Other assets	15,850	16,421	13,472
Assets from discontinued operations	451	505	78,182
Total assets	$1,087,399	$1,069,839	$921,377
Liabilities:
Noninterest-bearing deposits	$101,081	$106,622	$103,613
Interest-bearing transaction accounts	253,112	266,445	195,386
Savings and money market deposits	401,941	364,269	432,369
Time deposits	188,648	195,565	34,038
Total deposits	944,782	932,901	765,406
FHLB and FRB borrowings	30,000	25,000	40,000
Subordinated debentures	5,945	5,994	5,989
Notes payable	2,617	2,731	3,072
Accrued interest payable	572	860	31
Operating lease liabilities	3,018	3,209	3,116
Accrued expenses and other liabilities	8,461	7,738	7,290
Liabilities from discontinued operations	939	1,067	3,178
Total liabilities	996,334	979,500	828,082

BayFirst Financial Corp. Reports Second Quarter 2023 Results
July 27, 2023

(Dollars in thousands)	6/30/2023	3/31/2023	6/30/2022
Shareholders’ equity:	Unaudited	Unaudited	Unaudited
Preferred stock, Series A; no par value, 10,000 shares authorized, 6,395 shares issued and outstanding at June 30, 2023, March 31, 2023, and June 30, 2022, respectively; aggregate liquidation preference of $6,395 each period	6,161	6,161	6,161
Preferred stock, Series B; no par value, 20,000 shares authorized, 3,210 shares issued and outstanding at June 30, 2023, March 31, 2023, and June 30, 2022; aggregate liquidation preference of $3,210 each period	3,123	3,123	3,123
Common stock and additional paid-in capital; no par value, 15,000,000 shares authorized, 4,103,834, 4,098,805, and 4,019,023 shares issued and outstanding at June 30, 2023, March 31, 2023, and June 30, 2022, respectively	53,740	54,003	52,432
Accumulated other comprehensive loss, net	(3,239)	(3,182)	(2,574)
Unearned compensation	(742)	(940)	(467)
Retained earnings	32,022	31,174	34,620
Total shareholders’ equity	91,065	90,339	93,295
Total liabilities and shareholders’ equity	$1,087,399	$1,069,839	$921,377

BayFirst Financial Corp. Reports Second Quarter 2023 Results
July 27, 2023

BAYFIRST FINANCIAL CORP.
CONSOLIDATED STATEMENTS OF INCOME

	For the Quarter Ended			Year-to-Date
(Dollars in thousands, except per share data)	6/30/2023	3/31/2023	6/30/2022	6/30/2023	6/30/2022
Interest income:	Unaudited	Unaudited	Unaudited	Unaudited	Unaudited
Loans, including fees	$16,372	$13,071	$7,344	$29,443	$14,162
Interest-bearing deposits in banks and other	1,420	1,180	415	2,600	600
Total interest income	17,792	14,251	7,759	32,043	14,762
Interest expense:
Deposits	7,098	4,923	1,060	12,021	2,277
Other	586	275	112	861	229
Total interest expense	7,684	5,198	1,172	12,882	2,506
Net interest income	10,108	9,053	6,587	19,161	12,256
Provision for credit losses	2,765	1,942	250	4,707	(2,150)
Net interest income after provision for credit losses	7,343	7,111	6,337	14,454	14,406
Noninterest income:
Loan servicing income, net	649	740	433	1,389	888
Gain on sale of government guaranteed loans, net	6,028	4,409	3,848	10,437	8,469
Service charges and fees	379	379	322	758	604
Government guaranteed loans fair value gain, net	2,904	3,574	2,708	6,478	2,511
Other noninterest income	977	346	366	1,323	870
Total noninterest income	10,937	9,448	7,677	20,385	13,342
Noninterest Expense:
Salaries and benefits	7,780	7,835	6,870	15,615	14,419
Bonus, commissions, and incentives	1,305	804	573	2,109	950
Occupancy and equipment	1,183	1,163	973	2,346	1,940
Data processing	1,316	1,347	1,084	2,663	2,239
Marketing and business development	1,102	665	749	1,767	1,438
Professional services	874	897	979	1,771	2,133
Loan origination and collection	1,221	1,495	748	2,716	1,418
Employee recruiting and development	556	568	532	1,124	1,135
Regulatory assessments	232	99	120	331	189
Other noninterest expense	833	539	1,062	1,372	1,700
Total noninterest expense	16,402	15,412	13,690	31,814	27,561
Income before taxes from continuing operations	1,878	1,147	324	3,025	187
Income tax expense (benefit) from continuing operations	461	280	(68)	741	(95)
Net income from continuing operations	1,417	867	392	2,284	282
Loss from discontinued operations before income taxes	(43)	(170)	(897)	(213)	(733)
Income tax benefit from discontinued operations	(11)	(42)	(223)	(53)	(182)
Net loss from discontinued operations	(32)	(128)	(674)	(160)	(551)

Net income (loss)	1,385	739	(282)	2,124	(269)
Preferred dividends	208	208	208	416	416
Net income available to/(loss attributable to) common shareholders	$1,177	$531	$(490)	$1,708	$(685)

BayFirst Financial Corp. Reports Second Quarter 2023 Results
July 27, 2023

	For the Quarter Ended			Year-to-Date
(Dollars in thousands, except per share data)	6/30/2023	3/31/2023	6/30/2022	6/30/2023	6/30/2022
Basic earnings (loss) per common share:	Unaudited	Unaudited	Unaudited	Unaudited	Unaudited
Continuing operations	$0.30	$0.16	$0.05	$0.46	$(0.03)
Discontinued operations	(0.01)	(0.03)	(0.17)	(0.04)	(0.14)
Basic earnings (loss) per common share	$0.29	$0.13	$(0.12)	$0.42	$(0.17)

Diluted earnings (loss) per common share:
Continuing operations	$0.30	$0.16	$0.05	$0.46	$(0.03)
Discontinued operations	(0.01)	(0.03)	(0.17)	(0.04)	(0.14)
Diluted earnings (loss) per common share	$0.29	$0.13	$(0.12)	$0.42	$(0.17)

BayFirst Financial Corp. Reports Second Quarter 2023 Results
July 27, 2023

Loan Composition

(Dollars in thousands)	6/30/2023	3/31/2023	12/31/2022	9/30/2022	6/30/2022
Real estate:	(Unaudited)	(Unaudited)		(Unaudited)	(Unaudited)
Residential	$235,339	$214,638	$202,329	$176,574	$122,403
Commercial	272,200	239,720	231,281	220,210	216,067
Construction and land	15,575	11,069	9,320	9,259	9,686
Commercial and industrial	198,639	199,721	194,643	183,631	168,990
Commercial and industrial - PPP	15,808	18,430	19,293	22,286	31,430
Consumer and other	38,103	32,697	37,288	37,595	35,845
Loans held for investment, at amortized cost, gross	775,664	716,275	694,154	649,555	584,421
Deferred loan costs, net	11,506	10,678	10,740	9,047	7,629
Discount on government guaranteed loans sold	(5,937)	(6,046)	(5,621)	(5,068)	(4,743)
Premium on loans purchased, net	3,306	2,823	2,301	2,306	2,221
Allowance for credit losses (1)	(12,598)	(12,208)	(9,046)	(9,739)	(9,564)
Loans held for investment, at amortized cost	$771,941	$711,522	$692,528	$646,101	$579,964

Nonperforming Assets (Unaudited)

(Dollars in thousands)	6/30/2023	3/31/2023	12/31/2022	9/30/2022	6/30/2022
Nonperforming loans (government guaranteed balances)	$2,016	$3,795	$6,797	$6,252	$6,192
Nonperforming loans (unguaranteed balances)	6,590	2,095	3,671	4,015	4,245
Total nonperforming loans	8,606	5,890	10,468	10,267	10,437
OREO	3	3	56	56	56
Total nonperforming assets	$8,609	$5,893	$10,524	$10,323	$10,493
Nonperforming loans as a percentage of total loans held for investment	1.03%	0.74%	1.44%	1.51%	1.63%
Nonperforming loans (excluding government guaranteed balances) to total loans held for investment	0.79%	0.26%	0.50%	0.59%	0.66%
Nonperforming assets as a percentage of total assets	0.79%	0.55%	1.12%	1.11%	1.14%
Nonperforming assets (excluding government guaranteed balances) to total assets	0.61%	0.20%	0.40%	0.44%	0.46%
ACL to nonperforming loans (1)	146.39%	207.27%	86.42%	94.86%	91.64%
ACL to nonperforming loans (excluding government guaranteed balances) (1)	191.17%	582.72%	246.42%	242.57%	225.30%
(1) Prior to January 1, 2023, the incurred loss methodology was used to estimate credit losses. Beginning with that date, credit losses are estimated using the CECL methodology.

Note: Transmitted on Globe Newswire on July 27 2023, at 4:00 p.m. ET.